SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                           ---------------------------
                            POST-EFFECTIVE AMENDMENT

                                   NUMBER ONE

                                       OF

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                           ---------------------------


                             Power Exploration, Inc.
                             -----------------------
             (Exact name of registrant as specified in its charter)

         Nevada                                         84-0811647
         --------                                       ----------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                   5416 Birchman Avenue, Fort Worth, TX 76107
                   ------------------------------------------
                    (Address of principal executive offices)


               1999 Stock Benefit Plan of Power Exploration, Inc.
               --------------------------------------------------
                            (Full Title of the Plan)

        Mr. Joe Bill Bennett, 5416 Birchman Avenue, Fort Worth, TX 76107
        ----------------------------------------------------------------
            (Name, address, including zip code, of agent for service)

                                 (817) 377-4686
                                 --------------
          (Telephone number, including area code, of agent for service)

                              Reoffering Prospectus

                                  90,000 SHARES
                             Power Exploration, Inc.
                              5416 Birchman Avenue
                             Fort Worth, Texas 76107
                                 (817) 377-4686
                                  COMMON STOCK

                                EXPLANATORY NOTE

     This Reoffer Prospectus is being filed by Power Exploration, Inc., a Nevada Corporation (the "Company") in conjunction with the Company's filing of a Registration Statement on Form S-8 registering 4,000,000 shares of the Company's common stock, par value $0.02, to be issued pursuant to the Company's 1999 Stock Benefit Plan (the "Plan"). This Reoffer Prospectus is prepared in accordance with the requirements of Part I of Form S-3, as per General Instruction C(1)(a) of Form S-8.

                            SELLING SECURITY HOLDERS

     For the purpose of this Reoffer Prospectus, the "Selling Security Holders" refers to Mr. M. O. Rife III, Mr. Joe Bill Bennett, and Mr. Mark Zouvas (the "Sellers"). Mr. Rife is Chairman of the Board of Directors, Mr. Bennett is the Chief Executive Officer and Mr. Zouvas is the Chief Financial Officer. Each of the Sellers received their shares as salary through December of 1999 pursuant to the Stock Benefit Plan of the Company. The total number of shares that are proposed to be sold is 90,000, one-third from each of the individual Sellers.

     The shareholders selling shares under this registration reserve the sole right to accept or reject, in whole or in part, any proposed sale of shares.

     The Corporation will not receive any proceeds from the sale of shares under this registration statement. All proceeds will go directly to the selling shareholders.

     The Corporation's common stock trades are reports on the NADS OTC:BB under the symbol "PWRX", the closing price per share of the common stock was reported as $5.50 on March 20, 2000.

             THE PURCHASE OF THESE SECURITIES INVOLVES SUBSTANTIAL RISK. SEE "RISK FACTORS" ON PAGE FOUR OF THIS REOFFER
                                  PROSPECTUS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION
 PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Prospectus is March 22, 2000. No person has been authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus. If any such information is given or any such representation made, the information or representation should not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the Shares offered by this Prospectus, nor is it an offer to sell or a solicitation of an offer to buy any of the Shares offered hereby in any jurisdiction where it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances imply that the information in this Prospectus is correct any time subsequent to March 22, 2000, the date of this Prospectus.

                                TABLE OF CONTENTS

Available Information .........................................................3
Risk Factors ..................................................................4
Selling Security Holders ......................................................8
Plan of Distribution ..........................................................8
Incorporation of Certain Information by Reference .............................8
Disclosure of Commission Position
on Indemnification for Securities Act Liabilities .............................9
Signatures ...................................................................11

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirement of the Securities Exchange Act of 1934 as amended, (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission. The Company has filed all reports required of it for at least the twelve months preceding this filing. Such reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission (the "Commission") in Washington D.C. at 450 Fifth Street, N.W., 20549, and at the following regional offices located at 26 Federal Plaza, Room 1100, New York, New York 10278; 219 Dearborn Street, Room 1228, Chicago, Illinois, 60604; and at 410 Seventeenth Street, Suite 700, Denver Colorado 80202. Copies of these materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Information about the Company is also available on the internet at the Commission's Web site http://www.sec.gov in the EDGAR Database.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any and all information incorporated by reference into this Prospectus. Requests for such information may be directed to the Company's CEO, Mr. Joe Bill Bennett , at 5416 Birchman Avenue, Fort Worth, TX 76107.

                                  RISK FACTORS

     The Shares offered hereby are speculative and involve a high degree of risk. Accordingly, in analyzing this offering, prospective investors should carefully consider the following factors, among others, relating to the Company. Readers are urged to carefully review and consider the various disclosures made by the Company in this Prospectus and in the Company's other Reports filed with the SEC that attempt to advise interested parties of the risks and factors that may affect the Company's business.

     Nature of the Company's Business. The nature of the Company's business is inherently risky. The Company, along with its wholly owned subsidiaries, is a developmental global resource company engaged in oil and gas exploration. In addition to exploration and development of new properties, the Company redevelops currently producing oil and gas fields, and researches and develops exploration and recovery technologies, including the manufacture of new, cutting-edge oil recovery equipment. The Company's existing proved producing oil and natural gas reserves and its production there from are located in a single field which consists of 4,500 acres and contains 650 wells. Accordingly, to the extent that the Company experiences any operating difficulties in connection with such wells or that the estimated proved reserves attributable thereto are less than those that are currently estimated to exist, the Company could be adversely affected. Moreover, the Company's future success as an oil and natural gas producer, as is generally the case in the industry, depends upon its ability to find, develop and acquire additional oil and natural gas reserves that are economically recoverable. Except to the extent that The Company conducts successful development activities or acquires properties containing proved reserves, The Company's proved reserves will generally decline as reserves are produced. There can be no assurance that The Company will be able to locate additional reserves or that The Company will drill economically productive wells or acquire properties containing proved reserves.

     Need for Additional Funding. The Company's business activity has stagnated due to current limited capital resources and cash flow. The growth of the Company's business will require substantial capital initially, and there is no assurance that any such required additional capital will be available. The Company's ability to meet any future debt service obligations will be dependent upon the Company's future performance, which will be subject to oil and natural gas prices,'s level of production, general economic conditions and financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's future performance will not be adversely affected by such changes in oil and natural gas prices and/or production nor by such economic conditions and/or financial, business and other factors. In addition, there can be no assurance that the Company's business will generate sufficient cash flow from operations or that future bank credit will be available in an amount to enable the Company to service its indebtedness or make necessary expenditures. In such event, The Company would be required to obtain such financing from the sale of equity securities or other debt financing. There can be no assurance that any such financing will be available on terms acceptable to the Company. Should sufficient capital not be available, the Company may not be able to continue to implement its business strategy. There is also no assurance that the Company will not pursue, from time to time, opportunities to acquire oil and natural gas properties and businesses that may utilize the capital currently expected to be available for its present operations. The amount and timing of the Company's future capital requirements, if any, will depend upon a number of factors, including drilling costs, transportation costs, equipment costs, marketing expenses, staffing levels and competitive conditions, and any purchases or dispositions of assets, many of which are not within the Company's control. Failure to obtain any required additional financing could materially adversely affect the growth, cash flow and earnings of The Company. In addition, The
Company's pursuit of additional capital could result in the incurrence of additional indebtedness or potentially dilutive issuances of additional equity securities.

     History of Losses. The Company had a net loss of $287,800 for the three months ended June 30,1999, and net losses of $628,961 and $2,695,817, for the years ended September 30, 1997 and 1998, respectively. The Company may continue to incur net losses and, to the extent that natural gas and crude oil prices remain low, such losses may be substantial. Other factors that could cause additional losses are potential failure to achieve, and potential delays in achieving, expected production from existing and future oil and gas development projects; potential disruption or interruption of the company's production, manufacturing or transportation facilities due to accidents or political events; potential disruption to the company's operations due to untimely or incomplete resolution of Year 2000 issues by the company and other entities with which it has material relationships; potential liability for remedial actions under existing or future environmental regulations; and potential liability resulting from pending or future litigation.

     Business Strategy. The Company's operations are subject to the risks and uncertainties associated with drilling for, producing and transporting of oil and natural gas. The Company's future ability to market its natural gas and oil production will depend upon the availability and capacity of natural gas gathering systems and pipelines and other transportation facilities. Federal and state regulation of oil and natural gas production and transportation, general economic conditions, changes in supply and in demand all could materially adversely affect the Company's ability to market its oil and natural gas production. Additionally, the Company's business strategy includes focused acquisitions of producing oil and natural gas properties. Due to the complex variables encountered in evaluating the potential of any such acquisition, there can be no assurance that oil and natural gas properties acquired by the Company will achieve desired profitability objectives. The Company must incur significant expenditures for the identification and acquisition of properties and for the drilling and completion of wells. The Company's drilling involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be encountered. There can be no assurance as to the success of the Company's future drilling activities.

     Uncertainty of Estimates of Oil and Natural Gas Reserves. Numerous uncertainties are inherent in estimating quantities of proved oil and natural gas reserves, including many factors beyond the control of the Company. Estimates of the Company's proved oil and natural gas reserves and the estimated future net cash flows and revenue therefrom are based upon reports of the Company's independent petroleum engineers (Ultra Engineering). Such reports rely upon various assumptions, including assumptions required by the Securities and Exchange Commission as to constant oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds and such reports should not be construed as the current market value of the estimated proved reserves. The process of estimating oil and natural gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, engineering and economic data for each reservoir. As a result, such estimates are inherently an imprecise evaluation of reserve quantities and the future net revenue therefrom.

     Geographic Concentration of Operations. Virtually all of The Company's current operations are located in Texas and Australia. Because of this concentration, any regional events that increase costs or competition, reduce availability of equipment or supplies, reduced demand or limit production will impact the Company more adversely than if the Company were geographically diversified.

     Operating Hazards and Uninsured Risks. The Company's operations are subject to the risks inherent in the oil and natural gas industry, including the risks of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental accidents such as oil spills, gas leaks, ruptures or discharges of toxic gases, brine or well fluids into the environment (including groundwater contamination). The occurrence of any of these risks could result in substantial losses to The Company due to injury or loss of life, severe damage to or destruction of property, natural resources and, equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with customary industry practice, The Company maintains insurance against some, but not all, of the risks described above. There can be no assurance that any insurance maintained by The Company will be adequate to cover any such losses or liabilities. Further, The Company cannot predict the continued availability of insurance, or availability at commercially acceptable premium levels. The Company does not carry business interruption insurance. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on the financial condition and operations of The Company.

     Substantial Competition. The oil and natural gas industry is highly competitive and there are many other companies engaged in the oil and natural gas business. The Company is likely to encounter substantial competition from major oil companies, other independent oil and natural gas concerns and individual producers and operators in acquiring oil and natural gas properties suitable for exploration and development. Many of the companies with which the Company competes have substantially greater financial, technical and other resources and may have greater experience in the oil and natural gas business than The Company. Therefore, competitors may be able to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties or prospects than the financial or personnel resources of the Company will permit.

     Volatility of Stock Price. The market price for shares of the Common Stock has varied significantly and may be volatile depending on news announcements or changes in general market conditions. In particular, news announcements, quarterly results of operations, competitive developments, litigation or governmental regulatory action impacting the Company may adversely affect the

Common Stock price. In addition, because the number of shares of Common Stock held by the public is relatively small, the sale of a substantial number of shares of the Common Stock in a short period of time could adversely affect the market price of the Common Stock.

     No Dividends. The Company has never paid cash dividends on its Common Stock and does not anticipate paying cash dividends on its Common Stock in the next year. The Company plans on paying dividends as it becomes more profitable, but until this occurs, the Company's Common Stock is not a suitable investment for persons requiring current income.

     Dependence on Management. The Company is substantially dependent upon three key individuals within its management, M.O. Rife III, Joe Bennett, and Mark Zouvas. The loss of the services of any one of these individuals could have a material adverse impact upon the Company.

                            SELLING SECURITY HOLDERS

     The selling Stockholders will be offering shares which are to be issued pursuant to the Company's 1999 Stock Benefit Plan. For the purpose of this Reoffer Prospectus, the "selling Stockholders" refers to Mr. M. O. Rife III, Mr. Joe Bill Bennett, and Mr. Mark Zouvas (the "Sellers"). Mr. Rife is Chairman of the Board of Director, serving since February of 1999, $88,752.43 in salary, Mr. Bennett is the Chief Executive Officer, serving since February of 1999, $88,752.43 in salary, and Mr. Zouvas is the Chief Financial Officer, serving since December of 1998, $97,184 in salary. Each of these Sellers received their shares as salary for a period through December of 1999 in the amounts stated above pursuant to the Stock Benefit Plan of the Company. The total number of shares that are proposed to be sold is 90,000, Thirty Thousand (30,000) each from Mr. Rife, Mr. Bennett and Mr. Zouvas.


 M. O. Rife III:            Shares owned before the offering:           67,000
                            Shares being offered:                       30,000
                            Shares owned after the offering:            37,000

 Joe Bill Bennett:          Shares owned before the offering:           93,668
                            Shares being offered:                       30,000
                            Shares owned after the offering:            63,668

 Mark Zouvas:               Shares owned before the offering:           53,175
                            Shares being offered:                       30,000
                            Shares owned after the offering:            23,175

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the Sellers or their pledgees, donees, transferees, and other successors in interest. The Sellers will act independently of the Company in making decisions with respect to the timing, manner, and size of each sale. The Sellers have not entered into any agreement, arrangement, or understanding with any particular broker or market maker that will participate in the offering.

     The Sellers may sell shares in any of the following transactions:

         o        through broker-dealers;
         o        through agents; or
         o        directly to one or more purchasers


     From time to time, the Sellers may sell their shares in one or more transactions in the over-the- counter market, or in privately negotiated transactions at market prices, or at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. In addition, any shares covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents that the Company filed with the Commission are hereby incorporated by reference into this Prospectus:

     1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.

     2. All reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 1998.

     3. The description and specimen certificate of the Common Stock contained in the Company's Form S-2 Registration Statement filed on August 8, 1980 under the Securities Act, including any amendment or report filed for the purpose of updating such description.

     4. The Company's Form S-8 Registration Statement under the Securities Act of 1933, as submitted in December of 1999.

     All documents that the Company subsequently files with the Commission pursuant to Sections 13(a)m 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference into this Prospectus.

            DISCLOSURE OF THE COMMISSION POSITION ON INDEMNIFICATION
                           FOR DIRECTORS AND OFFICERS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to members of the board of directors, officers, employees, or persons controlling the Company pursuant to the immediately subsequent provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The Company, however, is incorporated in the State of Nevada which under NRS Section 78.037 provides that a corporation may limit or eliminate officers' and directors' personal liability for breach of fiduciary duty so long as liability is not eliminated or limited for acts or omissions involving intentional misconduct, fraud or a knowing violation of law or the payment of unlawful distributions.

     Section Eight of Article VIII of the Company's Bylaws provides that the Company shall indemnify its officers and directors for any liability, including reasonable costs of defense, arising out of any act or omission of any officer or director on behalf of the Corporation to the fullest extent allowed by the laws of the State of Nevada.

     In actions, proceedings and suits involving an officer or director because of their being or having been an officer or director, other than actions by or in the right of the corporation, NRS Section 78.751 (the "Nevada Statute") permits a corporation to indemnify directors or officers against actual and reasonable expenses, including attorney fees, judgments, fines and amounts paid in settlement. The Nevada Statute applies to actions, proceedings or suits whether civil, criminal, administrative or arbitrative in nature. However, unless a court directs otherwise, indemnification is permissible only if the officer or director meets the applicable standard of conduct and indemnification is proper under the circumstances. In civil cases, the standard of conduct requires the officer or director to act in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of the Company. In criminal cases, an officer or director meets the standard of conduct if they had no reasonable cause to believe his or her conduct was unlawful. The board of directors acting through a quorum of disinterested directors, independent legal counsel designated by the board of directors, or the shareholders shall determine whether indemnification is proper under the circumstances. Termination of proceedings by judgment, order, settlement, conviction or plea of no contest or its equivalent, does not of itself establish a presumption that the officer or director did not meet the applicable standard of conduct.

     In actions by or in the right of the Company, the Company may indemnify an officer or director against expenses provided he or she satisfies the applicable standard of conduct. However, the Company cannot indemnify an officer or director adjudged liable to the corporation on any claim, issue or matter unless, and to the extent, the court determines that despite the adjudication of liability, and in light of all the circumstances, the officer or director is fairly and reasonably entitled to indemnity for expenses.

     In all proceedings, whether by or in the right of the Company or otherwise, the Nevada Statute requires indemnification to the extent the officer or director is successful on the merits or otherwise in defense of the proceeding or in defense of any claim, issue or matter therein. A Nevada corporation may provide, either in its articles, bylaws or agreements, that the corporation shall pay the expenses on behalf of a director or officer prior to the final disposition of the action upon receipt of an undertaking by or on behalf of the director or officer to repay those advancements if it is ultimately determined that the officer or director is not entitled to indemnification. The Nevada Statute does not exclude other indemnification rights to which a director or officer may be entitled under the articles of incorporation, the bylaws, an agreement, a vote of shareholders or disinterested directors, or otherwise; provided that those rights would not indemnify an officer or director against a judgment or other final adjudication adverse to the officer or director that establishes the officer's or director's acts or omissions involved intentional misconduct, fraud or known violation of the law and were material to the cause of action.

     The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the NRS
Section 78.751 and Article VIII of the Company's Bylaws and the Company's Articles of Incorporation, or any amendments thereto.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it has prepared this document in accordance with Part 1 of Form S-3 and has duly caused this registration statement to be signed by the undersigned, thereunto duly authorized, in the City of Fort Worth, Texas, on March 22, 2000.

                                                     Power Exploration, Inc.

                                                     By:/s/  Joe Bill Bennett
                                                        ---------------------
                                                        Joe Bill Bennett, as CEO

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joe Bill Bennett with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                          Title                         Date
---------                          -----                         ----

/s/ Joe Bill Bennett
--------------------          Director and CEO              March 21, 2000
Joe Bill Bennett

/s/ M. O. Rife, III
--------------------          Director and Chairman         March 21, 2000
M. O. Rife, III

/s/ James McGowan
--------------------          Director                      March 21, 2000
James McGowan

/s/ Richard Surber
--------------------          Director                      March 21, 2000
Richard Surber

/s/ Charles Barnhill
--------------------          Director                      March 21, 2000
Charles Barnhill

/s/ Reginald Davis
--------------------          Director                      March 21, 2000
Reginald Davis

/s/ Mark Zouvas
--------------------          CFO                           March 21, 2000
Mark Zouvas







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